Exhibit 99.1

Straight Path Communications Reports Results for Fourth Quarter and Year End Fiscal 2015

GLEN ALLEN, VA — October 14, 2015 — Straight Path Communications Inc. (NYSE MKT: STRP), a communications asset company, announced today operating results for its fourth quarter of fiscal 2015, and fiscal year ended July 31, 2015. Straight Path holds and leases an extensive portfolio of 39 GHz and LMDS wireless spectrum licenses with deep coverage across the entire United States and owns an intellectual property portfolio focused on communications over computer networks.

Q4 and Fiscal Year 2015 Highlights

(In millions of USD)	FY2015 Q4	FY 2015 Q3	FY 2014 Q4	FY 2015	FY 2014
Total Revenues	$2.8	$2.9	$3.3	$13.2	$4.8
Total Costs	$4.2	$2.7	$2.5	$13.0	$5.5
Income (Loss) from Operations	$(1.4)	$0.2	$0.8	$0.3	$(0.7)
Other Income	$0.3	$0.0	$0.0	$0.4	$0.4
Income (Taxes) Tax Benefit	$(2.7)	$0.8	$2.4	$(2.7)	$2.4
Net Income (Loss) Attrib. to SPCI	$(3.2)	$0.8	$3.0	$(2.0)	$2.0

Some items in the table may not foot correctly due to rounding

Q4 Fiscal 2015 Highlights

●	Total Revenues of $2.8 million compared to $2.9 million in the previous quarter, primarily related to allocation of IP Settlements entered into in prior periods

●	Loss from Operations of $1.4 million due in part to non-cash compensation costs of $1.8 million, compared to Income from Operations of $0.2 million in the previous quarter

●	Net Loss attributable to SPCI of $3.2 million compared to $0.8 million Net Income attributable to SPCI in prior quarter. The current quarter included an increase in the Company’s valuation allowance of $2.8 million against deferred tax assets generated by Straight Path IP Group (“SPIPG”)

●	Cash/cash equivalents of $18.6 million at July 31, 2015, down by $0.4 million from the prior quarter close

●	Straight Path entered an agreement with Cambridge Broadband Networks Ltd. (“CBNL”), a leading wireless equipment manufacturer, for CBNL to develop a point-to-multipoint (“PMP”) radio in 39 GHz

●	FCC announced open meeting for Oct 22, 2015; expected to release a Notice of Proposed Rulemaking (“NPRM”) regarding use of millimeter wave spectrum for mobility then or soon thereafter

●	Revenue from Spectrum leasing trending positive quarter over quarter

Fiscal Year 2015 Highlights

●	Total revenues were $13.2 million, versus revenues of $4.8 million in fiscal 2014 on recognition of revenue from SPIPG licensing and settlement agreements entered into in fiscal 2014 and early fiscal 2015

●	Income from Operations was $0.2 million, versus a Loss from Operations of $0.7 million in fiscal 2014

●	Net Loss attributable to SPCI of $2.0 million compared with a Net Income attributable to SPCI of $2.0 million in fiscal 2014; fiscal 2015 included an increase in the Company's valuation allowance of $2.8 million against deferred tax assets generated by SPIPG

Management Comments

Davidi Jonas, Chief Executive Officer of Straight Path commented, “I am proud to announce that Straight Path delivered on its strategic objectives and adhered to its mission. We realized value and continue to operate efficiently. We made progress in several key areas for our business:

●	Consistent with our efforts, the FCC is expected to release an NPRM to allow “flexible spectrum use rules for bands above 24 GHz, including for mobile broadband use” at its October 22nd open meeting or soon thereafter.

●	3GPP’s working group for 5G has begun standard setting conversations, and the joint proposal of Samsung, Ericsson, Verizon, Qualcomm, Straight Path and others advocates for phase 1 to address frequencies (at least) up to 40 GHz. Goal is to complete phase 1 in 2018.

●	We are opening a ‘Gigabit Mobility Lab’ in Plano, Texas to begin development of a 39 GHz transceiver for 5G mobile service. Led by our CTO, Jerry Pi, supported by an expanding team, we expect to demonstrate within 18 months.

●	We recently initiated our S-TAB (Strategic Technical Advisory Board), and recruited two of the leading thinkers on mmWave mobility, Dr. Ted Rappaport of NYU, and Gabriel Rebeiz of UCSD. Ted and Gabriel are celebrated academicians who command broad respect and support from the wireless industry.

●	Spectrum lease revenue is trending upwards, primarily due to PMP sector leases in our LMDS holdings, and we expect continued quarter over quarter growth. CBNL introduced a best-in-class LMDS PMP radio which has been supporting this growth.

●	Straight Path agreed to fund $1 million towards CBNL’s efforts to accelerate the development of 39 GHz PMP radios, expected to be commercially available within 12 months.

Mr. Jonas added, “SPIPG presented oral argument before the Federal Circuit Court of Appeals requesting reversal or remand of the PTAB’s decision to invalidate 17 claims of our ‘704 patent and we await a decision. Our enforcement and licensing activities have been suspended while this appeal has been pending and the decision will impact the future of those efforts. We have had no new settlements since the first quarter of fiscal 2015, and the revenue from the prior efforts will be fully recognized in Q1 Fiscal 2016.”

Mr. Jonas concluded, “We are energized by the progress we have achieved, the value we have created, and the encouragement we have received. With renewed vigor we look forward to delivering on our strategic objectives. We are pleased that the market has continued to gradually recognize the value in our Company and hope to continue to deliver on the efforts that will generate even greater value for our stockholders.”

# # #

Investor Conference Call

Straight Path will host a conference call tomorrow afternoon, Thursday, October 15th at 4:30pm EDT to provide a business update and answer questions from the investment community. To participate, please call 1-888-349-0087 from the U.S. or + 1-412-902-4295 internationally and request to join the Straight Path Communications Inc. earnings call. The conference call will also be available via a listen-only webcast by accessing the Investors section of Straight Path Communications’ website, www.straightpath.com/investors. A replay of the conference call will also be available approximately two hours after completion of the live conference call at www.straightpath.com/investors. A telephonic replay of the call will be available until October 22, 2015. To access the replay, please dial: 1-877-870-5176 from the U.S. or +1-858-384-5517 internationally. Participants must use the following code to access the replay of the call: 10074317.

About Straight Path Communications Inc.

Straight Path (NYSE MKT: STRP) holds, leases and markets its extensive holdings of 39GHz and 28GHz fixed wireless spectrum licenses through its Straight Path Spectrum subsidiary. Straight Path holds, licenses and conducts other business related to certain patents through its Straight Path IP Group subsidiary. Additional information via our websites: Corporate:www.straightpath.com Spectrum: www.straightpath39.com

Safe Harbor

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words "believe," "anticipate," "expect," "plan," "intend," "estimate, "target" and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our Annual Report on Form 10-K for the fiscal year ended July 31, 2014 and our other periodic filings with the SEC (under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations"). We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact: Yonatan Cantor, Straight Path Communications Inc., 804-433-1523, yonatan.cantor@straightpath.com

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STRAIGHT PATH COMMUNICATIONS INC.

COMBINED AND CONSOLIDATED BALANCE SHEETS

(In Thousands)

	July 31, 2015	July 31, 2014

Assets
Current assets:
Cash and cash equivalents	$18,620	$21,232
Trade accounts receivable, net of allowance for doubtful accounts of $0 and $0, respectively	82	61
Prepaid expenses - related to settlements and licensing	783	4,999
Deferred tax assets	-	2,392
Other current assets	273	92
Total current assets	19,758	28,776
Prepaid expenses - related to settlements and licensing - long-term portion	-	761
Intangible assets	365	350
Deferred tax assets	-	417
Other assets	115	135
Total assets	$20,238	$30,439

Liabilities and Equity
Current liabilities:
Trade accounts payable	$238	$-
Accrued expenses	828	1,334
Due to IDT Corporation	-	6
Deferred revenue	1,646	10,254
Income taxes payable	225	470
Total current liabilities	2,937	12,064
Deferred revenue - long-term portion	105	1,676
Total liabilities	3,042	13,740
Commitments and contingencies
Equity
Straight Path Communications Inc. stockholders' equity:
Preferred stock, $0.01 par value; 3,000 shares authorized; no shares issued and outstanding	-	-
Class A common stock, $0.01 par value; 2,000 shares authorized; 787 shares issued and outstanding	8	8
Class B common stock, $0.01 par value; 40,000 shares authorized; 11,308 and 11,013 shares issued, 11,266 and 11,013 shares outstanding as of April 30, 2015 and July 31, 2014	113	110
Common stock to be issued; 60,000 and 0 shares	1,495	-
Additional paid-in capital	17,316	14,886
Retained earnings	72	2,037
Treasury stock, 42 shares at cost	(480)	-
Total Straight Path Communications Inc. stockholders' equity	18,524	17,041
Noncontrolling interests	(1,328)	(342)
Total equity	17,196	16,699
Total liabilities and equity	$20,238	$30,439

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STRAIGHT PATH COMMUNICATIONS INC.

  COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, except per share amounts)

	Year Ended July 31,
	2015	2014	2013

Revenues	$13,240	$4,796	$1,130

Costs and expenses:
Direct cost of revenues	6,043	2,487	630
Selling, general and administrative	6,931	3,001	3,115

Total costs and expenses	12,974	5,488	3,745

Income (loss) from operations before items listed below	266	(692)	(2,615)

Gain on settlement of rights in wireless spectrum	-	-	150
Loss on settlement of Straight Path Spectrum legal proceedings	-	-	(1,150)
Loss from operations	266	(692)	(3,615)

Other income:
Interest income	38	22	11
Other income	334	-	-
Income from IDT Corporation payments of liabilities	-	386	-

Total other income	372	408	11

Income (loss) before income taxes	638	(284)	(3,604)
Provision for (income taxes) income tax benefits	(2,714)	2,353	(8)

Net (loss) income	(2,076)	2,069	(3,612)
Net loss (income) attributable to noncontrolling interests	111	(32)	399

Net (loss) income attributable to Straight Path Communications Inc.	$(1,965)	$2,037	$(3,213)

Earnings (loss) per share attributable to Straight Path Communications Inc. stockholders:
Basic	$(0.17)	$0.19	$(0.31)

Diluted	$(0.17)	$0.18	$(0.31)

Weighted-average number of shares used in calculation of earnings (loss) per share:
Basic	11,457	10,667	10,504

Diluted	11,457	11,267	10,504

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STRAIGHT PATH COMMUNICATIONS INC.

COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Year Ended July 31,
	2015	2014	2013

Operating activities:
Net (loss) income	$(2,076)	$2,069	$(3,612)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Common stock issued or to be issued for compensation	3,347	746	-
Gain from sale of patent	(35)	-	-
Stock-based compensation	-	12	675
Deferred income taxes	2,809	(2,809)	-
Changes in assets and liabilities:
Trade accounts receivable, net	(21)	(1)	(23)
Prepaid expenses - related to settlements and licensing	4,977	(5,760)	-
Other current assets	(181)	(2)	(149)
Other assets	20	104	-
Trade accounts payable	238	(1)	-
Accrued expenses	(538)	(139)	305
Due to IDT Corporation	(6)	6	-
Deferred revenue	(10,179)	11,535	172
Income taxes payable	(245)	455	(5)
Net cash (used in) provided by operating activities	(1,890)	6,215	(2,637)

Investing activities:
Purchase of intangibles	(15)	-	(350)
Proceeds from sale of patent	35	-	-
Net cash provided by (used in) investing activities	20	-	(350)

Financing activities:
Sale of treasury stock	65	-	-
Common stock issued upon exercise of stock options	68	17	-
Dividends paid to stockholders of noncontrolling interests	(875)	-	-
Funding provided by IDT Corporation, net of repayments	-	-	15,389
Net cash (used in) provided by financing activities	(742)	17	15,389

Net (decrease) increase in cash and cash equivalents	(2,612)	6,232	12,402
Cash and cash equivalents at beginning of year	21,232	15,000	2,598
Cash and cash equivalents at end of year	$18,620	$21,232	$15,000

Supplemental schedule of noncash activities
Common stock repurchased for withholding tax purposes	$545	$-	$-
Reversal of prior period related party payables	$513	$-	$-

Supplemental cash flow information
Cash paid during the year for income taxes	$119	$-	$-

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